Exhibit 99.1

[ON TECHNOLOGY LOGO]

NEWS RELEASE for October 30, 2003 at 7:35 AM EST

Contact:	ON Technology Corporation	Allen & Caron
	Steven R. Wasserman	Jesse Deal (Investors)
	781-487-3330	212-691-8087
	swasserman@on.com	jesse@allencaron.com

ON TECHNOLOGY REPORTS 2003 THIRD-QUARTER RESULTS

Achieves Record Quarterly Revenue for Flagship Product Lines

WALTHAM, MA (October 30, 2003) … ON Technology Corporation (Nasdaq:ONTC), a leading provider of enterprise infrastructure management solutions, announced revenue and operating results for its third quarter ended September 30, 2003. For the third quarter, revenue was a record $9.6 million, an increase of 14 percent compared to third quarter 2002 revenue of $8.5 million. The Company reported an operating profit for the third quarter of $297,000, versus a year-earlier operating profit of $198,000. Net loss for the quarter was $798,000, or $0.03 per diluted share, versus a year-earlier net income of $16,000 or $0.00 per diluted share. The Company’s net loss for the quarter is attributable primarily to foreign taxes.

Chairman, President & CEO Robert L. Doretti said, “Our revenue growth in the third quarter was driven by strong contributions from our channel partners, increased penetration in the public sector worldwide and continuing momentum from ON iCommand sales driven by new customer orders as well as upgrades from existing customers. In addition, I am pleased to report that North American revenue reached its highest quarterly level for the year and I believe this is a positive indicator in terms of demand in the U.S. market.”

Highlights of the quarter include:

•	The Company continued to be successful in the financial services sector, generating over $1 million in revenue from customers looking to reduce operational costs, accelerate the roll-out of new technologies, and enhance the reliability of mission-critical infrastructure.

•	The Company made significant inroads into the public sector with 18 new orders representing over 30 percent of new customers. New public sector customers include the Library of Congress with 5,000 seats, Dutch Ministry for the Environment with 4,600 seats, Gateshead City Council (UK) with 3,500 seats, and Department of Transportation for the City of Koblenz (Germany) with 2,500 seats.

•	Carnival announced it has successfully begun its implementation of ON Technology’s advanced software solution that includes the remote management of 4,000+ business-critical computers and devices on its 19-ship fleet, as well as each PC within its reservation centers and corporate headquarters.

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•	The Company shipped ON Command Remote V4.1 as well as ON iCommand V2.1.1. The latest version of ON iCommand enhances the Pocket PC Agent, in addition to its existing support for Windows, Linux, UNIX, and Macintosh platforms, while ON Command Remote V4.1 adds new security and performance features.

•	The Company launched a series of successful patch management seminars, including a seminar in the Washington DC area featuring a senior Gartner analyst, which was co-sponsored by ON’s government channel partner, JB Cubed.

“On October 27, 2003, we announced that ON Technology has reached an agreement to be acquired by Symantec. We are excited about becoming a part of Symantec,” Doretti continued. “ON Technology’s leading software distribution and configuration management capabilities will be a critical component of the end-to-end management system Symantec is establishing to help its customers build, manage and protect their IT infrastructures.” Doretti noted that the deal is subject to shareholder approval, as well as certain SEC regulatory approvals.

Conference Call

ON Technology will host a conference call today, October 30, 2003, at 11:00 AM EDT, which will be broadcast live over the Internet. The call (and the replay) may be accessed via the Internet through Thomson’s FirstCall Events by using the following URL:

http://www.firstcallevents.com/service/ajwz391364336gf12.html

Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available immediately and continue through the end of October 2004.

About ON Technology Corporation

ON Technology empowers IT organizations and service providers to manage the full lifecycle of their computing systems over large-scale corporate networks. Our solutions are used to rapidly and reliably deploy critical applications, operating systems and content to desktops, mobile PCs, handhelds, servers, retail point-of-sale (POS) terminals and banking workstations. Our customers leverage our solutions to significantly reduce IT costs, improve availability and reliability of business-critical applications and enhance both IT and end-user productivity. ON’s management solution has been chosen by in excess of 1,000 enterprises worldwide to manage approximately 1.3 million networked computer systems. For more information visit ON Technology’s web site at www.on.com or call 800-767-6638.

Additional Information

ON Technology intends to file a Proxy Statement and other relevant documents concerning the proposed merger with Symantec Corporation with the Securities and Exchange Commission as soon as possible. ON Technology stockholders are urged to read the Proxy Statement and any other relevant documents filed with the Securities and Exchange Commission when they become available, as they will contain important information. Investors can obtain free copies of the Proxy Statement and other documents when they become available by contacting Investor Relations, ON Technology Corporation, 880 Winter Street, Waltham, Massachusetts 02451 (Telephone: 781-487-3300). In addition, documents filed with the Securities and Exchange Commission by ON Technology will be available free of charge at the Securities and Exchange Commission web site (http://www.sec.gov).

ON TECHNOLOGY REPORTS 2003 THIRD-QUARTER RESULTS

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Information regarding the identity of the persons who may, under the rules of the Securities and Exchange Commission, be deemed to be participants in the solicitation of stockholders of ON Technology in connection with the merger with Symantec Corporation, and their interests in the solicitation, will be set forth in Proxy Statement that will be filed by ON Technology with the Securities and Exchange Commission.

ON Technology, ON Command, and ON Command CCM are registered trademarks, and the ON logo and ON iCommand are trademarks of ON Technology Corporation. Microsoft and Windows are either registered trademarks or trademarks of Microsoft Corporation in the United States and other countries. All other brand names and trademarks are properties of their respective owners.

The statements in this press release that relate to ON Technology’s future plans, events and performance, including statements relating to the Company’s future growth prospects, financial results, new product offerings, expanding sales channels, and its proposed merger with Symantec Corporation, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are the successful completion of the merger with Symantec Corporation, general economic conditions, including the current weakness in the global economy, demand for the Company’s products and services, performance of the Company’s direct and indirect distribution channels, competitive pressures, market acceptance of the Company’s new products and technologies, and the risk factors detailed from time to time in ON Technology’s periodic reports filed with the Securities and Exchange Commission, including without limitation the Company’s Quarterly Report on Form 10-Q for the second quarter of 2003 filed in August 2003. Actual results and performance may differ materially due to these and other factors. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. ON Technology undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release that may reflect events or circumstances occurring after the date of this press release.

TABLES FOLLOW

ON TECHNOLOGY REPORTS 2003 THIRD-QUARTER RESULTS

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ON Technology Corporation

Consolidated Condensed Statement of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Net software license	$5,447	$4,783	$14,358	$14,212
Service and maintenance	4,156	3,435	12,130	9,041
Hardware	10	245	21	2,291

Total revenue	9,613	8,463	26,509	25,544
Cost of revenue	2,026	1,496	5,625	5,185

Gross profit	7,587	6,967	20,884	20,359

Operating Expenses:
Sales and marketing	4,313	3,520	12,895	9,672
Research and development	1,808	2,071	5,567	6,075
General and administrative	1,169	1,178	3,445	3,741

Total operating expenses	7,290	6,769	21,907	19,488

Income (loss) from operations	297	198	(1,023)	871
Interest income, net	19	54	75	89
Other income (expense), net	86	(6)	596	309

Income (loss) before provision for income taxes	402	246	(352)	1,269
Provision for income taxes	1,200	230	2,083	660

Net income (loss)	$(798)	$16	$(2,435)	609

Basic net income (loss) per share	$(0.03)	$0.00	$(0.10)	$0.03
Diluted net income (loss) per share	$(0.03)	$0.00	$(0.10)	$0.03
Shares used in basic per share calculation	23,848	23,229	23,811	23,065
Shares used in diluted per share calculation	23,848	24,064	23,811	24,115

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ON Technology Corporation

Consolidated Condensed Balance Sheet

(in thousands)

	September 30,	December 31,
	2003	2002
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$13,743	$13,636
Accounts receivable, net	9,665	8,473
Prepaid expenses and other current assets	1,076	1,256
Deferred tax asset	557	501

Total current assets	25,041	23,866
Property and equipment, net	1,030	1,097
Deferred tax asset	557	501
Other assets and deposits	167	337

Total assets	$26,795	$25,801

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,079	$2,574
Accrued expenses	5,962	4,228
Deferred revenue	9,098	7,265

Total current liabilities	17,139	14,067
Other liabilities	1,692	1,559

Total liabilities	18,831	15,626

Stockholders’ equity	7,964	10,175

Total liabilities and stockholders’ equity	$26,795	$25,801

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